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                                                                   EXHIBIT 23.02

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Electronic Arts Inc.

We consent to incorporation by reference in the registration statement dated August 13, 2001 on Form S-8 of Electronic Arts Inc. of our report dated May 4, 2001, relating to the consolidated balance sheets of Electronic Arts Inc. and subsidiaries, as of March 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2001, and the related schedule, which reports appear in the March 31, 2001 annual report on Form 10-K of Electronic Arts Inc.

                                /s/ KPMG LLP
                          ----------------------------
                                    KPMG LLP

Mountain View, California
August 13, 2001